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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Pre-Effective
Amendment No. 2 to the Registration Statement on Form N-14 of The Latin America Investment Fund, Inc. of our reports dated February 18, 2000 on our audits of the financial statements and financial highlights of The Latin America Investment Fund, Inc. and The Latin America Equity Fund, Inc., which reports are included in the Annual Reports to Shareholders for the year ended
December 31, 1999, which are incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Statements" and "Experts" in the Prospectus/Proxy Statement and "Financial Statements" in the Statement of Additional Information.


PricewaterhouseCoopers LLP

Two Commerce Square
Philadelphia, Pennsylvania
August 31, 2000